EX-4.7
                                CANCELLATION LETTER

                            Golden Gate Investors, Inc.
                           1795 UNION STREET, 3rd FLOOR
                          SAN FRANCISCO, CALIFORNIA 94123
                            TELEPHONE:  (415) 409-8703
                           FACSIMILE:    (415) 409-8704
                             E-MAIL: LJCI@PACBELL.NET
LA JOLLA                    www.LJCInvestors.com                 SAN FRANCISCO



June 14, 2006


Robert A. Hovee
World Am, Inc.
4040 MacArthur Boulevard, Suite 240
Newport Beach, California 92660

Re: Securities Purchase Agreement

Dear Mr. Hovee:

This will confirm that the Securities Purchase Agreement, and the 6 3/4% Convertible Debenture, Warrants to Purchase Common Stock, and Registration Rights Agreement in connection therewith, all dated as of January 23, 2006, between World Am, Inc. ("World") and Golden Gate Investors, Inc. ("GGI") are hereby cancelled. The $131,200 already advanced by GGI under these documents shall be credited against advances required under a new Securities Purchase Agreement, and related documents, to be entered into by World and La Jolla Cove Investors, Inc.

If this letter correctly reflects our agreements, please acknowledge your agreement by signing below.

Sincerely,


/s/  Travis W. Huff
Travis W. Huff
Portfolio Manager


Acknowledged and agreed to:

World Am, Inc.


By: /s/  Robert A. Hovee
Robert A. Hovee
Chief Executive Officer